Exhibit 10.16

PWRW&G LLP 02/10/05

September 21, 2005

Mr. V. N. Tyagarajan
248 Fox Meadow Road
Scarsdale, New York 10583

Dear Tiger:

We are pleased to enter into this letter agreement (the “Agreement”) with you, effective on February 7, 2005, prescribing the terms and conditions of your employment with GECIS Global Holdings (“GECIS Global”) and GECIS International Holdings, a wholly-owned subsidiary of GECIS Global (“GECIS International”). In this Agreement we refer to GECIS Global and GECIS International together as the “Company”.

1.         Term. Your employment and this Agreement commenced on February 7, 2005 and will continue until terminated in accordance with Section 8 (the “Term”).

2.         Duties and Title. You will serve as Executive Vice President of Global Sales and Marketing for the Company and will devote your full employable time, attention and best efforts to the business affairs of the Company (except during vacations or illness).

3.         Base Salary. You will receive an annual base salary (the “Base Salary”) of not less than $300,000 payable in accordance with the customary payroll practices of the Company for salaried employees.

4.         Bonus. You will be eligible to receive an annual bonus (the “Bonus”) for each full or partial fiscal year of the Company ending during the Term based on the Company’s attainment of performance targets established by the Board of Directors of GECIS Global (the “Board”) for each fiscal year. The current fiscal year is the calendar year. Your target bonus is 100% of Base Salary and your maximum bonus is $500,000. The Bonus will be paid to you when annual bonuses are typically paid to other senior executives of the Company, but in all events by March 15th of the year following the year to which the Bonus relates.

5.         Equity Compensation. As soon as practicable, you will be granted stock options (“Options”) to purchase 5000 shares of common stock of GECIS Global, subject to the terms and conditions of an equity award plan to be adopted by GECIS Global (the “Equity Award Plan”), and a stock option agreement which will evidence such grant. In addition, beginning in February 2006, the Board in its sole discretion may award you additional Options.

6.         Benefits. You will be entitled to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than those benefits and perquisites provided from time to time to the Company’s other senior executives.

7.         Vacation and Automobile. You are entitled to four (4) weeks paid vacation during each year of the Term. The Company will provide you or otherwise make available to you, at the Company’s expense, an automobile to be used by you in connection with Company business in accordance with the Company’s policy regarding automobiles.

8.         Termination; Non-Compete. Your employment with the Company may be terminated pursuant to this Section 8. In addition, to the payments provided in this Section 8, following any termination, you will be entitled to all other benefits, if any, due you in accordance with the plans, policies and practices of the Company but you will not at any time participate in any severance plan, policy or program of the Company.

(a)       Death or Disability. Upon your death during the Term, your estate will be entitled to receive any unpaid Base Salary through the date of your death and any earned but unpaid Bonus. If during the Term, the Company determines that you are unable, due to physical or mental incapacity, to substantially perform your duties and responsibilities to the Company for a period of 180 consecutive days, the Company may terminate your employment on account of “Disability.” If you are terminated by the Company on account of your Disability you will be entitled to receive your Base Salary through the date of termination and any earned but unpaid Bonus.

(b)       Termination for Cause. The Company may terminate your employment for “Cause” as defined below. If the Company terminates you for Cause you will be entitled to any Base Salary you have earned but that has not yet been paid to you on the date of termination. If you are terminated for Cause you agree that for one year following your termination, you will not engage in or carry on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant for or on behalf of any of the entities listed on the competitor list attached as Exhibit A.

For purposes of this Agreement, “Cause” means: (A) your conviction by a court of, or entry of a pleading of guilty or nolo contendre, of a felony or any lesser crime a material element of which is fraud or dishonesty; (B) your willful dishonesty of a substantial nature towards the Company and any of its subsidiaries; (C) your material breach of this Agreement, (D) your use of alcohol or drugs which demonstrably interferes with your performance of your duties to the Company or (E) your material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s and its subsidiaries’ business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988 or the Foreign Corrupt Practices Act 1977 of the US Congress, each as amended.

(c)       Termination by the Company Without Cause. The Company may terminate your employment without Cause (and other than for death or Disability). If you are terminated by the Company without Cause you will be entitled to severance in a paid 30 days following your termination in a lump sum cash payment equal to 50% of your Base Salary, as in effect on the date of your termination. You will also be entitled to any earned but unpaid Base Salary through the date of termination and any earned but unpaid Bonus through the date of termination. If you are terminated by the Company without Cause, you agree that for the six months period following your termination, you will not engage in or carry on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant, for or on behalf of any of the entities listed on the competitor list attached as Exhibit A. On and following February 7, 2012, the terms of Exhibit A will be reevaluated and if necessary, re-defined by mutual agreement between you and the Company.

(d)       Termination By You. If you terminate your employment for any reason (e.g. resignation or retirement), you will be entitled to any Base Salary you have earned but that has not yet been paid to you as of your termination date. Following such a termination and for twelve months thereafter, you agree that you will not engage in or carry on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any of the entities listed on the competitor list attached as Exhibit A.

(e)       In General. You will have no duty to mitigate damages by seeking other employment following your termination and, should you actually receive compensation from any such other employment, the payments required by this Agreement will not be reduced or offset by any other compensation.

9.         Non-Solicitation. By signing this Agreement you are also agree that for thirty-six months following your termination of employment you will not (i) directly or indirectly solicit any person who is on the date of your termination an employee or independent contractor of the Company, (ii) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any entity that is on the date of your termination a client or customer of the Company to give up or not commence, a business relationship with the Company or (iii) directly or indirectly solicit for business or corporate opportunity any entity that is on the date of your termination a client or customer of the Company.

10.       Other Provisions.

(a)       Nondisparagement. By signing this Agreement, you also agree not to defame, disparage or criticize any of GECIS Global, GECIS International or any of their respective affiliates or subsidiaries (collectively, the “Company Group”), General Atlantic Partners, LLC, Oak Hill Capital Management, Inc., GE and their respective affiliates and subsidiaries, or any of the Company Group’s products, services, finances, financial condition, capabilities or other aspect of or any of their business, or any former or existing managers, directors, officers or agents of, or contracting parties with, any member of the Company Group in any medium to any person without limitation in time. Notwithstanding this provision, you may confer in confidence with your legal representatives and make truthful statements as required by law.

(b)       Confidential Information. By signing this Agreement, you also acknowledge and agree that the Company Group has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Accordingly, during the Term and at all times thereafter, you may not, except with the written consent of the Company or in connection with carrying out your duties or responsibilities to the Company, furnish or make accessible to anyone or use for your own benefit any trade secrets, confidential or proprietary information of the Company Group, including its business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, that such protected information shall not include information known to the public or otherwise in the public domain without you violating your obligations under this Section 10(b). You may however, disclose confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information.

(c)       Property of the Company. By signing this Agreement you also acknowledge and agree that all memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Company Group, whether written or stored on electronic media, made or compiled by you or on your behalf in the course of your employment, or made available to you in the course of your employment, relating to the Company Group, or to any entity which may hereafter become an affiliate thereof, but excluding your personal effects, Rolodexes and similar items, are the property of the Company, and shall, except as otherwise agreed by the Company in writing, be delivered to the Company promptly upon the termination of your employment with the Company for any reason or at any other time upon request.

In addition, all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by you during the Term alone or with others, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Term (“Developments”), are the sole and exclusive property of the Company. You agree to, and hereby do, assign to the Company, without any further consideration, all of your right, title and interest throughout the world in and to all Developments. You agree that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledge that the Company or one of the members of the Company Group, as the case may be, is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and you hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights you may have in any such Development to the extent that it might not be considered a work made for hire. You must make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

(d)       Enforcement. By signing this Agreement you also agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 (related to non-competition), Section 9 (non-solicitation) and Sections 10(b) and 10(c) (Confidentiality and Company Property) would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. You also acknowledge that you understand that certain provisions of Section 8 may limit your ability to earn a livelihood but nevertheless agree and acknowledge that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to you, and (v) the consideration provided hereunder is sufficient to compensate you for the restrictions contained in Section 8. In consideration of the foregoing and in light of your education, skills and abilities, you agree that you will not assert that, and it should not be considered that, any provisions of this Agreement otherwise are void, voidable or unenforceable or should be voided or held unenforceable. It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Agreement to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e)       Amendment Etc. Both you and the Company agree and understand that no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and an officer of the Company. No waiver by either you or the Company at any time of any breach, or compliance with, any condition or provision of this Agreement to be performed will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

(f)        Withholding Taxes. The Company shall be entitled to withhold from any payment due to you hereunder any amounts required to be withheld by applicable tax laws or regulations.

(g)       GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [NEW YORK] APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED

WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF [NEW YORK]. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND YOU AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN [NEW YORK COUNTY, NEW YORK]. YOU AND THE COMPANY HEREBY WAIVE THE RIGHT TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(h)       JURY TRIAL WAIVER. YOU AND THE COMPANY EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(i)        Assignment. You may not assign your rights or interests under this Agreement. This Agreement may be assigned by the Company to an entity so long as such entity assumes in writing or by operation of law, at the time of the assignment, the Company’s obligation to perform this Agreement.

(j)        Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(k)       Entire Agreement. This Agreement sets forth the entire agreement of you and the Company in respect of the subject matter contained herein and supersedes all prior agreements, (including the term sheet, dated January 21, 2005 executed by you and the Company) promises, covenants, arrangements, communications, representations or warranties, whether oral or written in respect of the subject matter contained herein.

We look forward to working with you. Please acknowledge your agreement with the terms of this Agreement, but signing where indicated.

Sincerely,

GECIS GLOBAL HOLDINGS

By:	/s/ Eileen S. Silvers
	Name:	Eileen S. Silvers
Title:

GECIS INTERNATIONAL HOLDINGS

By:	/s/ Eileen S. Silvers
Name:
Title:

Agreed and Accepted:

By:	/s/ V. N. Tyagarajan
V. N. Tyagarajan

Date:	Sept 28, 2005

EXHIBIT A

COMPETITOR LIST